EXHIBIT 10.12
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, originally entered into the 3rd day of December, 2002 between FRANKLIN ELECTRIC CO., INC. (“Franklin”), an Indiana corporation, and R. Scott Trumbull (“Executive”), is hereby amended and restated this ___ day of __________, 2013.
WHEREAS, Franklin desires to employ Executive as its Chairman of the Board and Chief Executive Officer, and Executive is willing to accept such employment upon the terms and conditions set forth below;
NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.EMPLOYMENT. Franklin agrees to employ Executive as its Chairman of the Board and Chief Executive Officer, or in another capacity or capacities acceptable to Executive, to perform all such duties as are normally associated with such positions in companies of similar size and nature or are prescribed for such offices by the by-laws or directed by the Board of Directors, and Executive agrees to serve Franklin in such capacities and devote his full business time and attention to the business of Franklin, subject to vacations, holidays, normal illnesses and a reasonable amount of time for civic, community and industry affairs. Executive agrees not to accept membership on the Board of Directors of any other business corporation without the prior approval of the Management Organization and Compensation Committee of the Board of Directors of Franklin.

2.ELECTION AS DIRECTOR. Franklin shall take all such action as may be necessary during the term of this Agreement to cause Executive to be elected and remain elected as a member and as Chairman of the Board of the Board of Directors of Franklin.

3.TERM. The employment of Executive hereunder (the “Term”) shall be for a period of three years commencing January 1, 2003, and ending on December 31, 2005, provided that on January 1, 2004 and each January 1 thereafter during the Term (each such January 1 occurring during the Term being an “Anniversary Date”), the Term shall automatically and without any action by either party hereto be extended for an additional period of one year unless at least ninety (90) days prior to any Anniversary Date that occurs after December 31, 2005 either party notifies the other of its election not to extend the then current Term, in which case the Term shall end at the expiration of the Term as last extended. Following any such notice by the Company of its election not to extend the Term, the Executive may terminate his employment at any time prior to the expiration of the Term by giving written notice to the Company at least thirty (30) days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the Term the Executive shall be entitled to receive the same compensation and benefits as are provided in subparagraph (b) of paragraph 7, except (a) with “one” substituted for “one and one-half” and “twelve (12) months” substituted for “eighteen (18) months” in subparagraph 7(b)(A)(3), and (b) for a severance period which shall begin on the effective date of termination or expiration of the Term, as the case may be, and end twelve (12) months thereafter.

4.COMPENSATION. Franklin shall pay for or provide to Executive for all services to be performed by Executive under this Agreement the following:
(a)A fixed salary of $700,000 per annum, or such higher amount as the Board of Directors of Franklin may from time to time authorize (which amount shall not be reduced below the amount at any time in effect without Executive's consent), payable in equal monthly installments (such amount from time to time in effect being referred to herein as “Executive's Salary”);
(b)Such bonus as may be allocated to Executive by the Management Organization and Compensation Committee of Franklin's Board of Directors pursuant to the Franklin Executive Officer Bonus Plan;
(c)Participation in Franklin's Stock Plans and other equity-based long-term incentive plans, as long as such plans remain in effect, and in any future compensation plans covering senior executives of Franklin;
(d)Participation in Franklin's employee benefit plans, policies, practices and arrangements in which other senior executives of Franklin participate as long as such plans, policies, practices and arrangements remain in effect, and in any future employee benefit plans and arrangements covering senior executives, including without limitation any defined benefit retirement plan, excess plan, profit sharing plan, health or dental plan, disability plan, survivor income plan, or life insurance plan (collectively, the “Benefit Plans”). Executive shall be credited with five years of full-time service with Franklin as of January 1, 2003 for purposes of determining vesting and benefit accruals under the Franklin

Electric Co., Inc. Pension Restoration Plan (but not for purposes of calculating any offsets to such benefit accruals); provided that compensation for such benefit calculation purposes shall include compensation paid to Executive on and after January 1, 2003 and shall not include any amounts paid to Executive prior to January 1, 2003 as a member of the Board of Directors of Franklin. This additional benefit shall be paid under the Pension Restoration Plan and shall not affect the benefits paid under any tax-qualified retirement plan maintained by Franklin.
(e)Paid vacations and sick leave in accordance with Franklin's policies respecting same as in effect from time to time; and
(f)All fringe benefits and perquisites offered by Franklin from time to time to senior executives.

5.EXPENSES. Franklin shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of duties hereunder in accordance with expense policies from time to time in effect for senior executives of Franklin.

6.CONDITIONS OF EMPLOYMENT. During the Term, Executive shall be furnished office space, assistance and accommodations suitable to the character of his positions with Franklin and adequate for the performance of his duties. Executive's services shall be performed at Franklin's principal executive office in Bluffton, Indiana, or, upon relocation of such office, the Fort Wayne, Indiana metropolitan area, except when the nature of Executive's duties hereunder requires reasonable domestic and foreign travel.

7.TERMINATION OF EMPLOYMENT. Either Executive or Franklin may terminate Executive's employment hereunder at any time upon giving the other at least ninety (90) days advance written notice of such termination, provided that Franklin may specify an earlier date of termination (not earlier than the date of such notice) if termination is for Good Cause (as defined below), and Executive may specify an earlier date of termination (not earlier than the date of such notice) if termination is for Good Reason (as defined below), and provided further that if termination is due to the death of Executive, termination shall be effective immediately upon such death and without any requirement for written notice. In the event of any termination hereunder Executive shall be entitled to receive compensation and benefits only as hereinafter set forth or as provided in paragraph 4:
(a)If Executive's employment is terminated by Executive without Good Reason or by Franklin with Good Cause (i) Executive's compensation under (a) and (b) of paragraph 4 shall be limited to a pro-rata portion of Executive's Salary (and not any bonus) for the year of termination, and (ii) Executive shall continue to be provided with the benefits under (c), (d), (e) and (f) of paragraph 4, (subject however to all terms, if any, of the Benefit Plans that may be applicable to termination of employment) until the effective date of the termination;
(b)If at any time other than as specified in subparagraph (c) of this paragraph 7, (i) Franklin shall terminate Executive's employment without Good Cause, or (ii) Executive shall voluntarily terminate such employment with Good Reason:
(A)Franklin shall pay Executive the following amounts: (1) in accordance with normal payroll practices, the Salary earned by Executive pursuant to subparagraph 4(a) but not yet paid as of the date of Executive's termination of employment, and any bonus earned by Executive pursuant to subparagraph 4(b) for the year prior to the year in which Executive's termination occurs but not yet paid as of such date, (2) a lump sum cash payment equal to not less than a prorata portion of the bonus (based on the date on which such termination occurs) that would be paid to Executive pursuant to subparagraph 4(b) for the year in which Executive's termination occurs had he remained employed by Franklin through the last day of such year, paid at the same time bonuses for such year are paid by Franklin to other executives, and (3) a lump sum cash payment, within 30 days of such termination, equal to the sum of (a) one and one-half times Executive's target bonus provided pursuant to subparagraph 4(b) for the year in which such termination occurs, and (b) one and one-half times Executive's then current Salary.
(B)For the severance period, Executive shall continue to be provided with the benefits under Benefit Plans that are health and welfare plans, and shall be considered an active employee for such purposes. The date of Executive's termination of employment shall be considered a “qualifying event” as such term is defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 (“COBRA”), and any continued coverage by Executive, his spouse or eligible dependents under Franklin's group health plan after Executive's termination of employment shall be considered COBRA coverage. For the duration of the severance period, Franklin shall pay the difference between the full COBRA premium and Executive's share of the premium (which will be based on active employee rates).
(C)Franklin shall pay Executive a lump sum payment (calculated based on his age as of his termination of employment) within thirty (30) days following his termination of employment of an amount equal to the increase in benefits under all tax-qualified and supplemental retirement plans maintained by Franklin in which Executive participates at termination of employment that results from crediting Executive with additional service for all purposes (including determining service and age for early retirement factors) under such plans equal to the severance period, and deeming Executive to be an employee of Franklin during the severance period. The amounts attributable to additional benefits under any such plan shall be based on Executive's compensation level as of his termination of employment. The amounts attributable to additional benefits under any retirement plan that is a defined contribution plan shall include the additional Franklin contributions that would have been made or credited on Executive's behalf had he authorized the same elective contributions he had elected for the year in which the termination of employment occurs, and shall include earnings that would have accrued under the applicable plan during the severance period (the earnings will be determined by multiplying the aggregate contributions to each such plan by the weighted average of the rate of return of the actual investment alternatives elected by Executive as of the beginning of the 12-month period ending on the employment termination date). Benefits accrued under such plans prior to Executive's termination of employment shall be paid in accordance with the terms of such plans.
(D)In the case of outstanding equity-based awards granted to Executive by Franklin, (i) any stock options shall be accelerated and become immediately exercisable in full on the date of termination and shall remain exercisable for such period after the date of termination as is provided under the terms of the options and the plans pursuant to which they were issued; and (ii) in the case of restricted stock and restricted stock unit awards, (a) all time-based restrictions applicable to such awards shall terminate or lapse on the date of termination, and if there are no performance goals applicable to such awards, a pro rata portion of the awards (based on the date of termination) shall be settled and paid to Executive immediately following the date of termination; and (b) all performance-based restrictions applicable to such awards shall terminate or lapse at the end of the applicable performance period based on the actual level of attainment of the performance goals, and a pro rata portion of the awards (based on the date of termination of employment) shall be settled and paid to Executive at the same time payment is made to other executives.
The severance period for purposes of this subparagraph 7(b) shall be the period beginning on the date of Executive's termination and ending eighteen (18) months thereafter.
(c)If within two (2) years after a Change in Control, (i) Franklin shall terminate Executive's employment with Franklin without Good Cause or (ii) Executive shall voluntarily terminate such employment with Good Reason:
(A)Franklin shall pay Executive the following amounts: (1) in accordance with normal payroll practices, the Salary earned by Executive pursuant to subparagraph 4(a) but not yet paid as of the date of Executive's termination of employment, and any bonus earned by Executive pursuant to subparagraph 4(b) for the year prior to the year in which Executive's termination occurs but not yet paid as of such date, and (2) a lump sum cash payment, within 30 days of such termination, equal to the sum of (a) not less than a prorata portion (based on the date on which such termination occurs) of Executive's target bonus provided pursuant to subparagraph 4(b) for the year in which such termination occurs, (b) three times Executive's target bonus provided pursuant to subparagraph 4(b) for the year in which such termination occurs, and (c) three times Executive's then current Salary.
(B)For the severance period, Executive shall continue to be provided with the benefits under Benefit Plans that are health and welfare plans, and shall be considered an active employee for such purposes. The date of Executive's termination of employment shall be considered a “qualifying event” as such term is defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 (“COBRA”), and any continued coverage by Executive, his spouse or eligible dependents under Franklin's group health plan after Executive's termination of employment shall be considered COBRA coverage. For the duration of the severance period, Franklin shall pay the difference between the full COBRA premium and Executive's share of the premium (which will be based on active employee rates).
(C)Franklin shall pay Executive a lump sum payment (calculated based on his age as of his termination of employment) within thirty (30) days following his termination of employment of an amount equal to the increase in benefits under all tax-qualified and supplemental retirement plans maintained by Franklin in which Executive participates at termination of employment (other than Franklin's Pension Restoration Plan) that results from crediting Executive with additional service for all purposes (including determining service and age for early retirement factors) under such plans equal to the severance period, and deeming Executive to be an employee of Franklin during the severance period. Any obligations arising generally from a Change in Control with respect to the Pension Restoration Plan will be governed by the Pension Restoration Plan as in effect at the time of the Change in Control. The amounts attributable to additional benefits under any such plan shall be based on Executive's compensation level as of his termination of employment. The amounts attributable to additional benefits under any retirement plan that is a defined contribution plan shall include the additional Franklin contributions that would have been made or credited on Executive's behalf had he authorized the same elective contributions he had elected for the year in which the termination of employment occurs, and shall include earnings that would have accrued under the applicable plan during the severance period (the earnings will be determined by multiplying the aggregate contributions to each such plan by the weighted average of the rate of return of the actual investment alternatives elected by Executive as of the beginning of the 12-month period ending on the employment termination date). Benefits accrued under such plans prior to Executive's termination of employment shall be paid in accordance with the terms of such plans.
(D)In the case of any outstanding equity-based awards granted to Executive by Franklin, (i) in settlement of any stock options (whether or not then exercisable), Franklin shall pay Executive a lump sum cash payment, within 30 days of such termination, equal to the difference between the aggregate fair market value of the shares subject to such options as of the date of such termination and the aggregate exercise price thereof; (ii) performance goals applicable to any awards shall be deemed satisfied at the target performance level; and (iii) all restrictions applicable to any restricted stock awards and restricted stock unit awards shall terminate or lapse on the date of termination, and such awards shall be settled immediately following the date of termination.
The severance period for purposes of this subparagraph 7(c) shall be the period beginning on the date of Executive's termination and ending thirty-six (36) months thereafter.
(d)Franklin agrees that with respect to any compensation or benefits payable hereunder to Executive with respect to termination of his employment with Franklin for any reason whatsoever, Executive shall not be required to mitigate his damages by seeking other employment or otherwise, and Franklin's obligations hereunder shall not be reduced in any way by reason of any compensation received by Executive from sources other than Franklin after the termination of Executive's employment with Franklin for any reason whatsoever.
(e)If in connection with the Change in Control or other event Executive would be or is subject to an excise tax under Section 4999 of the Internal Revenue Code (an “Excise Tax”) with respect to any cash, benefits or other property received, or any acceleration of vesting of any benefit or award (the “Change in Control Benefits”), Executive may elect to have the Change in Control Benefits otherwise payable under this Agreement reduced to the largest amount payable without resulting in the imposition of such Excise Tax. Within 15 days after the occurrence of the event that triggers the Excise Tax, a nationally recognized accounting firm selected by Franklin shall make a determination as to whether any Excise Tax would be reported with respect to the Change in Control Benefits and, if so, the amount of the Excise Tax, the total net after-tax amount of the Change in Control Benefits (after taking into account federal, state and local income and employment taxes and the Excise Tax) and the amount of reduction to the Change in Control Benefits necessary to avoid such Excise Tax. Any reduction to the Change in Control Benefits shall first be made from any cash benefits payable pursuant to this Agreement, if any, and thereafter, as determined by Executive, and Franklin shall provide Executive with such information as is necessary to make such determination. Franklin shall be responsible for all fees and expenses connected with the determinations by the accounting firm pursuant to this paragraph 7. Executive agrees to notify Franklin in the event of any audit or other proceeding by the IRS or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against Executive and to cooperate with Franklin in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”). Executive agrees not to settle any Proposed Assessment without the consent of Franklin. If Franklin does not consent to allow Executive to settle the Proposed Assessment, within 30 days following such demand therefor, Franklin shall indemnify and hold harmless Executive with respect to any additional taxes, interest and/or penalties that Executive is required to pay by reason of the delay in finally resolving Executive's tax liability (such indemnification to be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which Executive makes such remittance).
(f)For purposes of this paragraph 7:
(i)    “Good Cause” shall mean (A) Executive's death or disability, (B) Executive's fraud, (C) Executive's misappropriation of, or intentional material damage to, the property or business of Franklin, (D) Executive's commission of a felony which is likely to result in material harm or injury (whether financial or otherwise) to Franklin, provided that if Executive is ultimately not convicted of the alleged felony, Franklin's termination of his employment based on this provision shall be deemed to have been without Good Cause, or (E) with respect to any termination not subject to subparagraph (c) of this paragraph 7, Executive's willful and continued material failure to perform his obligations under this Agreement, provided that Franklin shall have given written notice to Executive describing such failure(s) and, as long as it is capable of being cured and does not involve acts of material dishonesty directed against Franklin, the same shall not have been substantially cured or corrected within thirty (30) days thereafter, or if the same could not reasonably be cured within such period, cure was not commenced within such period and diligently pursued and fully cured within sixty (60) days of Franklin's original notice to Executive.
(ii)    “Good Reason” shall exist if (A) there is a change in the Executive's then-current title or a significant change in the nature or the scope of Executive's authority, in each case to which the Executive does not consent, (B) there is a reduction in Executive's Salary or retirement benefits described in paragraph 4(d) or a material reduction in Executive's compensation and benefits in the aggregate, excluding (in the case of incentive benefits that are based upon the performance of Executive or Franklin) reductions in benefits resulting from diminished performance by Executive or Franklin, (C) Franklin changes the principal location in which Executive is required to perform services to a location more than fifty (50) miles from Franklin's corporate headquarters as of the date of this Agreement, or, after relocation of the headquarters, more than fifty (50) miles from the municipal boundaries of Fort Wayne, Indiana, (D) there is a reasonable determination by Executive that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority, powers, function or duties attached to his positions, or (E) any purchaser (or affiliate thereof) who purchases substantially all of the assets of Franklin shall decline to assume all of Franklin's obligations under this Agreement.
(iii)    “Change in Control” shall be deemed to have taken place if (A) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, and excluding any person who, as of the date of this Agreement, is the beneficial owner of shares of Franklin stock representing 20% or more of the total number of votes that may be cast for the election of Directors, becomes the beneficial owner of shares of Franklin stock representing 20% or more of the total number of votes that may be cast for the election of Directors, or (B) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who immediately prior thereto were directors of Franklin cease to constitute a majority of the Board of Directors of Franklin. Notwithstanding the foregoing sentence, a Change of Control shall not be deemed to occur by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of Franklin if Executive holds an equity interest in the entity acquiring Franklin at the time of such acquisition.
8.INDEMNIFICATION. Franklin shall indemnify, protect, defend and hold harmless Executive from and against all liabilities, costs and expenses (including but not limited to attorneys' fees) incurred as a result of Executive's employment with Franklin to the fullest extent permitted by the Indiana Business Corporation Law.

9.LITIGATION EXPENSES. Franklin shall reimburse Executive all out-of-pocket expenses, including attorneys' fees, incurred by Executive in connection with any claim or legal action or proceeding involving this Agreement (“Claim”), whether brought by Executive or by or on behalf of Franklin or by another party; provided, however, that Franklin shall not be obligated to reimburse Executive any such expenses incurred by Executive with respect to a Claim arising out of events prior to a Change in Control in which Franklin is a party adverse to Executive and Franklin prevails. Such reimbursement shall be made within 30 days of Executive's submission of an invoice following resolution of the Claim. Franklin shall pay prejudgment interest on any money judgment obtained by Executive, calculated at the published prime interest rate charged by Franklin's principal banking connection, as in effect from time to time, from the date that payment(s) to him should have been made under this Agreement.

10.POST-TERMINATION PAYMENT OBLIGATIONS ABSOLUTE. Franklin's obligation to pay Executive the compensation and to make the other arrangements provided herein to be paid and made after termination of Executive's employment with Franklin shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that Franklin may have against him or anyone else. All amounts so payable by Franklin shall be paid without notice or demand. Each and every such payment made by Franklin shall be final and Franklin will not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason whatsoever. Payment by Franklin of the termination benefits provided in paragraphs 3 or 7 hereof, and the acceptance thereof by Executive, shall constitute a release by Executive of all claims and actions that Executive may have against Franklin arising out of Executive's employment or the termination thereof except for continuing obligations of Franklin under this Agreement.

11.DISCLOSURE OF CONFIDENTIAL INFORMATION. Without the consent of Franklin, Executive shall not at any time divulge, furnish or make accessible to anyone (other than in the regular course of business of Franklin) any knowledge or information with respect to confidential or secret processes, inventions, formulae, machinery, plan, devices or materials of Franklin or with respect to any confidential or secret engineering development or research work of Franklin or with respect to any other confidential or secret aspect of the business of Franklin. Executive recognizes that irreparable injury will result to Franklin and its business and properties, in the event of any breach by Executive of any of the provisions of this paragraph 11. In the event of any breach of any of the commitments of Executive pursuant to this paragraph 11, Franklin shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

12.SOLICITATION OF CUSTOMERS OR EMPLOYEES. During the term of this Agreement and for a period of twenty-four (24) months after termination of employment, Executive shall not, directly or indirectly, or assist any other person to, solicit, or communicate with, whether by written or personal contact, any customer or prospect of Franklin on behalf of any organization offering products competitive with products Franklin sold or developed while Executive was employed by Franklin, and Executive shall not (i) directly or indirectly, employ or retain or solicit for employment or arrange to have any other person, firm or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee of Franklin or (ii) encourage or solicit any such employee to leave the service of Franklin. Executive also acknowledges and agrees that he shall comply with the terms of the Confidentiality and Non-Compete Agreement in effect between him and Franklin. Executive and Franklin agree that of the amount paid to Executive pursuant to paragraph 3 or subparagraph 7(b) or (c) of this Agreement, a portion equal to one times Executive's Salary and one times the bonus paid or payable to Executive pursuant to subparagraph 4(b) for the year prior to the year of termination shall serve as adequate consideration for the restrictive covenants set forth in this paragraph 12.

13.NOTICES. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received or, if mailed, two days after mailing by United States registered or certified mail, return receipt requested, postage prepaid and addressed as herein provided. Notice to Franklin shall be addressed to Corporate Secretary, Franklin Electric Co., Inc. at 400 East Spring Street, Bluffton, Indiana 46714. Notices to Executive shall be addressed to the Executive at his last permanent address as shown on Franklin's records. Notwithstanding the foregoing, if either party shall designate a different address by notice to the other party given in the foregoing manner, then notices to such party shall be addressed as designated until the designation is revoked by further notice given in such manner.

14.PAYMENT OF LEGAL FEES. Franklin shall pay Executive's reasonable attorneys' fees and legal expenses in connection with the negotiation of this Agreement with such payment being made directly to Executive's attorney.

15.ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by both parties hereto.

16.SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

17.SUCCESSORS. This Agreement may not be assigned by Franklin except in connection with a merger involving Franklin or a sale of substantially all of its assets, and the obligations of Franklin provided for in this Agreement shall be the binding legal obligations of any successor to Franklin by purchase (if such successor assumes this Agreement), merger, consolidation, or otherwise. Without limiting the foregoing the provisions of this Agreement relating to termination of employment with Franklin shall be applicable to termination of employment with any such successor. This Agreement may not be assigned by Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

18.WAIVER, MODIFICATION AND INTERPRETATION. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of Franklin empowered to sign the same by the Board of Directors of Franklin. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

19.WITHHOLDING. Franklin may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.

20.HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

21.PROVISIONS REGARDING CODE §409A.
(a)If at the time of Executive's termination of employment for reasons other than death he is a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable to Executive pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following Executive's termination of employment, or if earlier, Executive's subsequent death.

(b)Reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code are subject to the following restrictions: (i) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to Executive during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (ii) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.
FRANKLIN ELECTRIC CO., INC.

By:    ______________________________
David A. Roberts
Its:    Chairman, Management Organization and
Compensation Committee

EXECUTIVE

_____________________________________
R. Scott Trumbull